Free Writing Prospectus to Preliminary Pricing Supplement No. 7,867

Filed pursuant to Rule 433

Registration Statement Nos. 333-275587; 333-275587-01

April 14, 2025

Morgan Stanley Finance LLC

Structured Investments

Market Linked Securities—Auto-Callable with 1-for-1 Downside

Principal at Risk Securities Linked to the Lowest Performing of the S&P 500® Index, the Nasdaq-100 Index® and the EURO STOXX 50®

Index due May 5, 2028

Fully and Unconditionally Guaranteed by Morgan Stanley

Summary of terms

Issuer and guarantor	Morgan Stanley Finance LLC (issuer) and Morgan Stanley (guarantor)
Underlyings:	S&P 500® Index (the “SPX Index”), Nasdaq-100 Index® (the “NDX Index”) and the EURO STOXX 50® Index (the “SX5E Index”)
Pricing date*	April 30, 2025
Original issue date*	May 5, 2025
Face amount	$1,000 per security
Automatic call

If, on any calculation day, beginning on May 5, 2026, the closing level of each underlying is greater than or equal to its respective starting level, the securities will be automatically called for the applicable call payment on the related call settlement date.

Calculation days* and call premiums

Calculation Day

Call Premium†

May 5, 2026

At least 15.00% of the face amount

August 5, 2026

At least 18.75% of the face amount

November 5, 2026

At least 22.50% of the face amount

February 5, 2027

At least 26.25% of the face amount

May 5, 2027

At least 30.00% of the face amount

August 5, 2027

At least 33.75% of the face amount

November 5, 2027

At least 37.50% of the face amount

February 7, 2028

At least 41.25% of the face amount

May 2, 2028 (the “final calculation day”)

At least 45.00%of the face amount

†to be determined on the pricing date

Call settlement dates	Three business days after the applicable calculation day; provided that the call settlement date for the final calculation day is the maturity date.
Maturity payment amount (per security)

If the securities are not automatically called, and, accordingly, the ending level of the lowest performing underlying on the final calculation day is less than its starting level:

$1,000 × performance factor of the

lowest performing underlying

Maturity date*	May 5, 2028
Starting level	For each underlying, the closing level on the pricing date
Ending level	For each underlying, the closing level on the final calculation day.
Lowest performing underlying	The underlying with the lowest performance factor
Performance factor	With respect to each underlying, the ending level divided by the starting level

Calculation agent	Morgan Stanley & Co. LLC, an affiliate of the issuer and the guarantor
Denominations	$1,000 and any integral multiple of $1,000
Agent discount

Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC will act as the agents for this offering. Wells Fargo Securities, LLC will receive a commission of up to $28.25 for each security it sells. Dealers, including Wells Fargo Advisors (“WFA”), may receive a selling concession of up to $20.00 per security, and WFA may receive a distribution expense fee of $0.75 for each security sold by WFA.

CUSIP	61778JU99
Tax considerations	See preliminary pricing supplement

Hypothetical Payout Profile***

***assumes a call premium equal to the lowest possible call premium that may be determined on the pricing date

If the securities are not automatically called and the ending level of any underlying on the final calculation day is less than its respective starting level, you will lose some, and possibly all, of the face amount of your securities at the maturity date.

Any positive return on the securities will be limited to the applicable call premium, even if the closing level of the lowest performing underlying on the applicable calculation day significantly exceeds its starting level. You will not participate in any appreciation of the underlyings.

The face amount of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date will be less than $1,000 per security. We estimate that the value of each security on the pricing date will be approximately $925.90, or within $25.90 of that estimate. Our estimate of the value of the securities as determined on the pricing date will be set forth in the final pricing supplement. See “Estimated Value of the Securities” in the accompanying preliminary pricing supplement for further information.

This document provides a summary of the terms of the securities. Investors should carefully review the accompanying preliminary pricing supplement referenced below, product supplement for principal at risk securities, index supplement and prospectus, and the “Selected risk considerations” on the following page, before making a decision to invest in the securities.

Preliminary pricing supplement:

https://www.sec.gov/Archives/edgar/data/895421/000183988225021887/ms7867_424b2-11608.htm

Selected risk considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary pricing supplement, product supplement for principal at risk securities, index supplement and prospectus. Please review those risk factors carefully.

Risks Relating to an Investment in the Securities

●The securities do not pay interest or guarantee the return of the face amount of your securities at maturity.

●The appreciation potential of the securities is limited by the call payment specified for each calculation day.

●The market price will be influenced by many unpredictable factors.

●The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities.

●As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

●Investing in the securities is not equivalent to investing in the underlyings.

●Reinvestment risk.

●The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the face amount reduce the economic terms of the securities, cause the estimated value of the securities to be less than the face amount and will adversely affect secondary market prices.

●The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

●The securities will not be listed on any securities exchange and secondary trading may be limited.

●The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities.

●Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities.

●The maturity date may be postponed if the final calculation day is postponed.

●Potentially inconsistent research, opinions or recommendations by Morgan Stanley, MSFL, WFS or our or their respective affiliates.

●The U.S. federal income tax consequences of an investment in the securities are uncertain.

Risks Relating to the Underlyings

●You are exposed to the price risk of each underlying.

●The securities are linked to the EURO STOXX 50® Index and are subject to risks associated with investments in securities linked to the value of foreign equity securities.

●Adjustments to the underlyings could adversely affect the value of the securities.

●Historical levels of the underlyings should not be taken as an indication of the future performance of the underlyings during the term of the securities.

For more information about the underlyings, including historical performance information, see the accompanying preliminary pricing supplement.

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the applicable product supplement and the index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the applicable product supplement, the index supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in the offering will arrange to send you the applicable product supplement, index supplement and prospectus if you so request by calling toll-free 1-(800)-584-6837.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo Finance LLC and Wells Fargo & Company.

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